Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2019 First Quarter Financial Results

(Tampa, FL, May 1, 2019) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months ended March 31, 2019.

Executive Summary - 1Q19 versus 1Q18

•	Net sales increased 2% to $530 million versus $518 million. Excluding foreign exchange, net sales increased 4%.

•
Net income attributable to Masonite was $4 million compared to $21 million. The decline was due to charges related to our previously announced restructuring actions and divestiture of non-core businesses.

•	Diluted earnings per share decreased to $0.15 from $0.73.

•	Adjusted earnings per share* increased to $0.81 from $0.73. Adjusted earnings per share* excludes pre-tax charges of $22 million related to our restructuring and divestiture of non-core businesses.

•	Adjusted EBITDA* increased 7% to $65 million versus $61 million.

•	Repurchased 646,102 shares of stock in the first quarter for approximately $33 million.

“We are pleased with our first quarter performance. Adjusted EBITDA margin expanded both year-on-year and sequentially, despite slower end market demand and anticipated inflationary pressures,” said Fred Lynch, President and CEO. “Our teams are executing well on our key strategic initiatives including announced restructuring actions. Our continued focus on operations, coupled with previously implemented pricing, suggests we are well positioned for 2019.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

First Quarter 2019 Discussion
Net sales increased 2% to $530 million in the first quarter of 2019, from $518 million in the comparable period of 2018. The increase in net sales was the result of a 5% increase in volumes from acquisitions and a 5% increase in average unit price (AUP), partially offset by a 5% decline in base volumes and a 2% decrease due to foreign exchange.

•
North American Residential net sales were $354 million, a 2% decrease compared to the first quarter of 2018, driven primarily by a 9% decline in base volumes, a 1% decrease due to foreign exchange and a 1% decline in sales of components and other products, partially offset by a 6% increase in AUP and a 3% increase in volumes from acquisitions.

•
Europe net sales were $84 million, a 3% decrease over the first quarter of 2018, driven primarily by a 7% decline due to foreign exchange, a net 1% reduction from acquisitions and divestitures and a 1% decline in sales of components and other products. Partly offsetting these reductions, base volume in Europe improved by approximately 5%.

•
Architectural net sales were $86 million, a 28% increase over the first quarter of 2018. The 2018 acquisition of Graham and Maiman contributed 21% of incremental net sales. Additionally, an increase in base volumes and in AUP contributed 2% and 5%, respectively.

Total company gross profit increased 6% to $112 million in the first quarter of 2019, from $105 million in the first quarter of 2018. Gross profit margin increased 70 basis points to 21.1%, due to higher AUP and improved operational performance, partially offset by higher inflation on raw materials and manufacturing wages and benefits. Additionally, the transactional impact from foreign exchange was higher in the quarter than usual due to year-on-year weakening of the Canadian Dollar.

Selling, general and administrative expenses (SG&A) of $78 million increased $10 million compared to the first quarter of 2018. The increase was primarily driven by additional costs from acquisitions, including resources to facilitate integration, higher depreciation and amortization and losses related to the divestiture of a non-core product line. SG&A as a percentage of net sales was 14.7%, a 150 basis point increase from the first quarter of 2018.

Net income attributable to Masonite decreased $17 million to $4 million in the first quarter of 2019. Adjusted EBITDA* increased $4 million to $65 million for the first quarter of 2019, from $61 million in the comparable 2018 period.

Diluted earnings per share were $0.15 in the first quarter of 2019 compared to $0.73 in the comparable 2018 period. Adjusted diluted earnings per share* were $0.81 in the first quarter of 2019 compared to $0.73 in the comparable 2018 period. Adjusted earnings per share excludes pre-tax charges of $22 million related to restructuring and divestiture of non-core businesses.

Masonite repurchased 646,102 shares of stock in the first quarter of 2019 for $33 million, at an average price of $51.37.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on May 2, 2019. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q1'19 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through May 16, 2019. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13689624.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 9,000 customers in 64 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of, and the effects of, our restructuring and strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; new tariffs and evolving trade policy between the United States and other countries, including China; increases in prices of raw materials and fuel; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including anticipating demand for our products, managing disruptions in our operations, managing

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

manufacturing realignments (including related restructuring charges), managing customer credit risk and successful integration of acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's anticipated exit from the European Union; fluctuating exchange and interest rates; our ability to innovate and keep pace with technological developments; product liability claims and product recalls; retention of key management personnel; environmental and other government regulations, including the FCPA, and any changes in such regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2023 and 2026 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). In the fourth quarter of 2018, we changed the definition of Adjusted EPS to exclude restructuring charges and related tax impacts. This change had no impact to Adjusted EPS for the three months ended April 1, 2018. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
First quarter 2018 net sales	$359.7	$87.1	$66.7	$4.4	$517.9
Acquisition volume	11.4	(0.5)	13.8	—	24.7	4.8%
Base volume	(32.5)	4.6	1.4	0.7	(25.8)	(5.0)%
Average unit price	20.4	—	3.1	—	23.5	4.5%
Components and other	(1.9)	(1.2)	1.1	1.7	(0.3)	(0.1)%
Foreign exchange	(3.4)	(5.7)	(0.5)	(0.1)	(9.7)	(1.9)%
First quarter 2019 net sales	$353.7	$84.3	$85.6	$6.7	$530.3
Year over year growth, net sales	(1.7)%	(3.2)%	28.3%	52.3%	2.4%

First quarter 2018 Adjusted EBITDA	$50.4	$9.9	$7.7	$(6.6)	$61.4
First quarter 2019 Adjusted EBITDA	53.6	10.0	7.6	(5.8)	65.5
Year over year growth, Adjusted EBITDA	6.3%	1.0%	(1.3)%	nm	6.7%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018
Net sales	$530,311	$517,879
Cost of goods sold	418,207	412,450
Gross profit	112,104	105,429
Gross profit as a % of net sales	21.1%	20.4%

Selling, general and administration expenses	78,100	68,211
Selling, general and administration expenses as a % of net sales	14.7%	13.2%

Restructuring costs	3,740	—
Asset impairment	10,625	—
Loss on disposal of subsidiaries	4,605	—
Operating income	15,034	37,218
Interest expense, net	11,127	8,756
Other income, net of expense	(1,130)	(22)
Income before income tax expense	5,037	28,484
Income tax expense	58	6,701
Net income	4,979	21,783
Less: net income attributable to non-controlling interests	1,190	957
Net income attributable to Masonite	$3,789	$20,826

Basic earnings per common share attributable to Masonite	$0.15	$0.74
Diluted earnings per common share attributable to Masonite	$0.15	$0.73

Shares used in computing basic earnings per share	25,574,910	28,189,790
Shares used in computing diluted earnings per share	25,951,484	28,672,262

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	March 31, 2019	December 30, 2018
Current assets:
Cash and cash equivalents	$79,642	$115,656
Restricted cash	10,985	10,485
Accounts receivable, net	291,298	283,580
Inventories, net	255,499	250,407
Prepaid expenses	31,432	32,970
Income taxes receivable	3,181	3,495
Total current assets	672,037	696,593
Property, plant and equipment, net	598,064	609,753
Operating lease right-of-use assets	126,600	—
Investment in equity investees	14,372	13,474
Goodwill	182,898	180,297
Intangible assets, net	208,947	212,045
Deferred income taxes	29,451	28,509
Other assets	39,347	37,794
Total assets	$1,871,716	$1,778,465

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$95,523	$96,362
Accrued expenses	147,922	147,345
Income taxes payable	2,643	1,599
Total current liabilities	246,088	245,306
Long-term debt	796,586	796,398
Deferred income taxes	79,302	82,122
Long-term operating lease liabilities	114,426	—
Other liabilities	24,944	32,334
Total liabilities	1,261,346	1,156,160
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 25,314,850 and 25,835,664 shares issued and outstanding as of March 31, 2019, and December 30, 2018, respectively	567,490	575,207
Additional paid-in capital	214,294	218,988
Accumulated deficit	(45,852)	(30,836)
Accumulated other comprehensive loss	(138,833)	(152,919)
Total equity attributable to Masonite	597,099	610,440
Equity attributable to non-controlling interests	13,271	11,865
Total equity	610,370	622,305
Total liabilities and equity	$1,871,716	$1,778,465

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2019	April 1, 2018
Net income attributable to Masonite	$3,789	$20,826

Add: Adjustments to net income attributable to Masonite:
Restructuring costs	3,740	—
Asset impairment	10,625	—
Loss on disposal of subsidiaries	4,605	—
Loss on disposal of property, plant and equipment related to divestitures	2,450	—
Income tax impact of adjustments	(4,117)	—
Adjusted net income attributable to Masonite	$21,092	$20,826

Diluted earnings per common share attributable to Masonite ("EPS")	$0.15	$0.73
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$0.81	$0.73

Shares used in computing diluted EPS	25,951,484	28,672,262

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method.

	Three Months Ended March 31, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$53,621	$9,997	$7,614	$(5,753)	$65,479
Less (plus):
Depreciation	9,079	2,382	2,741	4,083	18,285
Amortization	449	3,965	2,093	1,090	7,597
Share based compensation expense	—	—	—	2,680	2,680
Loss (gain) on disposal of property, plant and equipment	341	2,469	97	6	2,913
Restructuring costs	1,880	862	604	394	3,740
Asset impairment	10,625	—	—	—	10,625
Loss (gain) on disposal of subsidiaries	—	4,605	—	—	4,605
Interest expense (income), net	—	—	—	11,127	11,127
Other expense (income), net	—	(139)	—	(991)	(1,130)
Income tax expense (benefit)	—	—	—	58	58
Net income (loss) attributable to non-controlling interest	986	—	—	204	1,190
Net income (loss) attributable to Masonite	$30,261	$(4,147)	$2,079	$(24,404)	$3,789

	Three Months Ended April 1, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$50,398	$9,930	$7,660	$(6,574)	$61,414
Less (plus):
Depreciation	7,344	2,303	2,030	2,257	13,934
Amortization	481	3,239	2,254	611	6,585
Share based compensation expense	—	—	—	3,065	3,065
Loss on disposal of property, plant and equipment	533	—	79	—	612
Interest expense, net	—	—	—	8,756	8,756
Other (income), net of expense	—	35	—	(57)	(22)
Income tax expense	—	—	—	6,701	6,701
Net income (loss) attributable to non-controlling interest	970	—	—	(13)	957
Net income (loss) attributable to Masonite	$41,070	$4,353	$3,297	$(27,894)	$20,826